Exhibit 10.4

Tatum, LLC

Executive Services Agreement

December 29, 2006

Mr. J. D. McGraw

President

Nova Biosource Fuels, Inc.

2777 Allen Parkway, Suite 860

Houston, Texas  77019

Dear Mr. McGraw:

Tatum, LLC (“Tatum”) understands that Nova Biosource Fuels, Inc. (the “Company”) desires to engage a partner of Tatum to serve as Vice President and Chief Financial Officer.  This Executive Services Agreement (this “Agreement”) sets forth the conditions under which such services will be provided.

Services, Salary, Equity Awards, Fees and other Benefits

Tatum will make available to the Company Mr. David G. Gullickson (the “Tatum Partner”), who will serve as a Vice President and Chief Financial Officer of the Company.  The Tatum Partner will become an employee and, if applicable, a duly elected or appointed officer of the Company and subject to the supervision and direction of the Chief Executive Officer of the Company, the board of directors of the Company, or both.  Tatum will have no control or supervision over the Tatum Partner.

Collective monthly salary and fee amounts will total $20,000 and are discussed below.

The Company will pay the Tatum Partner directly a salary of $16,000 a month (“Salary”).  As soon as practical after the date of hire as an employee, the Company will grant the Tatum Partner non-qualified stock options under its 2006 Equity Incentive Plan to purchase in the aggregate 25,000 shares of common stock at an exercise price per share equal to the fair market value of the common stock on the date of grant as determined pursuant to such plan.  The options granted will expire ten years from the date of grant and vest in six equal monthly installments over a six (6)-month period beginning on the date of grant.  The form of the Company’s Stock Option Grant Notice, Stock Option Agreement and 2006 Equity Incentive Plan is attached in Schedules A, B and C, respectively.

In addition, the Company will pay directly to Tatum a fee of $4,000 a month (“Fees”) as partial compensation for resources provided.

In lieu of the Tatum Partner participating in the Company-sponsored employee medical insurance and other benefits plans, the Tatum Partner will remain on his or her current medical and other benefits plans provided by Tatum.  The Company will reimburse the Tatum Partner for amounts paid by the Tatum Partner for medical insurance and other benefits plans for himself and his family of approximately $500 per month upon presentation of reasonable documentation of premiums paid by the Tatum Partner.  The reimbursement amounts are intended to approximate amounts incurred by the Company for employees in similar management positions.  In accordance with the U.S. federal tax law, such amount will not be considered reportable W-2 income, but instead non-taxable benefits expense.

As an employee, the Tatum Partner will be eligible for any Company employee retirement or 401(k) plan and for vacation and holidays consistent with the Company’s policy as it applies to senior management, and the Tatum Partner will be exempt from any delay periods otherwise required for eligibility.

Payments, Deposit

Payments to Tatum should be made by direct deposit through the Company’s payroll or by an automated clearing house (“ACH”) payment at the same time as payments are made to the Employee.  If such payment method is not available and payments are made by check, Tatum will issue invoices to the Company, and the Company agrees to pay such invoices no later than ten (10) days after receipt of invoices.

The Company will reimburse the Tatum Partner directly for out-of-pocket expenses incurred by the Tatum Partner in providing services hereunder to the same extent that the Company is responsible for such expenses of senior managers of the Company.

Company agrees to pay Tatum and to maintain a security deposit of $10,000 for the Company’s future payment obligations to both Tatum and the Tatum Partner under this Agreement or any prior agreements between Tatum and the Company (the “Deposit”).  If the Company breaches this Agreement and fails to cure such breach as provided in this Agreement, Tatum will be entitled to apply the Deposit to its damages resulting from such breach.  Upon termination or expiration of this Agreement, Tatum will return to the Company the balance of the Deposit remaining after application of any amounts to unfulfilled payment obligations of the Company to Tatum or the Tatum Partner as provided for in this Agreement.

Converting Interim to Permanent

The Company will have the opportunity to make the Tatum Partner a permanent member of Company management at any time during the term of this Agreement by entering into another form of Tatum agreement, the terms of which will be negotiated at such time.

Hiring Tatum Partner Outside of Agreement

During the twelve (12)-month period following termination or expiration of this Agreement, other than in connection with another Tatum agreement, the Company will not employ the Tatum Partner, or engage the Tatum Partner as an independent contractor, to render services of substantially the same nature as those to be performed by the Tatum Partner as contemplated by this Agreement.  The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Tatum Partner’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain.  Therefore, in the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to forty-five percent (45%) of the Tatum Partner’s Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty.  If, however, a court or arbitrator, as applicable, determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages.  The amount will be due and payable to Tatum upon written demand to the Company.  For this purpose, ‘‘Annualized Compensation’’ will mean monthly Salary equivalent to what the Tatum Partner would receive on a full-time basis multiplied by twelve (12), plus the maximum amount of any bonus for which the Tatum Partner was eligible with respect to the then current bonus year.

Term and Termination

The term of the Agreement will be indefinite but that, except as provided in the next paragraph, effective upon thirty (30) days’ advance written notice, either party may terminate this Agreement at any time, such termination to be effective on the date specified in the notice, provided that such date is no earlier than thirty (30) days after the date of delivery of the notice.  Tatum will continue to render services and will be paid during such notice period.

Tatum retains the right to terminate this Agreement immediately if (1) the Company is engaged in or asks the Tatum Partner to engage in or to ignore any illegal or unethical activity, (2) the Tatum Partner dies or becomes disabled, (3) the Tatum Partner ceases to be a partner of Tatum for any other reason, or (4) upon written notice by Tatum of non-payment by the Company of amounts due under this Agreement.  For purposes of this Agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by Tatum’s management acting in good faith.  The Company retains the right to terminate the Tatum Partner’s employment and this Agreement immediately if (a) the Tatum Partner indicates after the end of the two week period after the date of commencement of employment that he is unwilling to sign documents in the capacity of Principal Financial Officer of the Company, (b) the commission by the Tatum Partner of an act of fraud, theft, wrongful diversion of funds or dishonesty against the Company, (c) conviction of the Tatum Partner for any felony, (d) willful or repeated tardiness or absenteeism by the Tatum Partner, (e) insubordination by the Tatum Partner, (f) self-dealing by the Tatum Partner, (g) willful or repeated violation by the Tatum Partner of Company policy, (h) willful or repeated non-performance or substandard performance of duties by the Tatum Partner, (i) willful violation by the Tatum Partner of, or refusal by the Tatum Partner to enter into, any confidentiality, intellectual property or other agreement with the Company as are applicable to other senior executives of the Company, or (j) violation by the Tatum Partner of any state or federal laws, rules or regulation in connection with or during the performance of services as an officer of the Company.

In the event that either party commits a breach of this Agreement, other than for reasons described in the above paragraph, and fails to cure the same within seven (7) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this Agreement immediately effective upon written notice of such termination.

Upon termination of employment of the Tatum Partner, the Tatum Partner will promptly return all documents (whether in hard copy or electronic form), files, equipment, supplies and other Company property to the Company.

Insurance

The Company will provide Tatum or the Tatum Partner with written evidence that the Company maintains directors’ and officers’ insurance in an amount reasonably acceptable to the Tatum Partner at no additional cost to the Tatum Partner, and the Company will maintain such insurance at all times while this Agreement remains in effect.

Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this Agreement for at least three years following the termination or expiration of this Agreement or will purchase a directors’ and officers’ extended reporting period, or “tail,” policy to cover the Tatum Partner.

Disclaimers, Limitations of Liability and Indemnity

Tatum assumes no responsibility or liability under this Agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s advice or recommendations.  Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Tatum Partner becoming a partner in Tatum, and the results of the same were satisfactory to Tatum.  Tatum disclaims all other warranties, either express or implied.  Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum’s resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations.  Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.

In the event that any partner of Tatum (including without limitation the Tatum Partner to the extent not otherwise entitled in his or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys’ fees) actually incurred by Tatum or such partner and provide Tatum with compensation at Tatum’s customary rate for the time incurred.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this Agreement or the relationship arising hereunder, Tatum’s total liability will not exceed two (2) months of Fees.

As a condition for recovery of any liability, a party to this Agreement must assert any claim against the other party within three (3) months after discovery or sixty (60) days after the termination or expiration of this Agreement, whichever is earlier.

No party will be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this Agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties.  Such arbitration will be conducted by the New York, New York office of the AAA and will be conducted pursuant to the AAA rules for commercial arbitration then in effect.  In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA.  The arbitrator may in his discretion order such discovery as is reasonable or appropriate in light of the nature of the dispute.  The arbitrator will render his decision within ninety (90) days after the call for arbitration.  The arbitrator will have no authority to award punitive damages.  Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction.  The arbitrator will have no authority to award damages in excess or in contravention of this Agreement and may not amend or disregard any provision of this Agreement, including this paragraph.  Notwithstanding the foregoing, either party may seek appropriate injunctive relief from a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.

Miscellaneous

Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorneys’ fees actually incurred.

The Company agrees to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum.  Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.  This Agreement binds and benefits the respective successors of Tatum and the Company.

Neither party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

The provisions on the attached Schedules A, B and C are incorporated herein by reference.  The provisions concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors’ and officers’ insurance, and arbitration will survive the expiration or any termination of this Agreement.

This Agreement will be governed by and construed in all respects in accordance with the laws of the State of New York, without giving effect to conflicts-of-laws principles that would apply any other law.

The terms of this Agreement are severable and may not be amended except in writing signed by the party to be bound.  If any portion of this Agreement is found to be unenforceable, the rest of the Agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial benefit of its bargain.

Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Partner.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Bank Lockbox Mailing Address for Deposit and Fees:

Tatum, LLC
P.O. Box 403291
Atlanta, GA  30384-3291

Electronic Payment Instructions for Deposit and Fees:

Bank Name:
Branch:
Routing Number:	For ACH Payments:
For Wires:
Account Name:
Account Number:
Please reference “Nova Biosource Fuels, Inc.” in the body of the wire.

Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.

We look forward to serving you.

Sincerely yours,

Acknowledged and agreed by:

TATUM, LLC	Nova Biosource Fuels, Inc.

/s/ Bob Litschi	/s/ J. D. McGraw
Bob Litschi	J. D. McGraw
Area Managing Partner	President

December 29, 2006